Exhibit 99.1

1299 Ocean Avenue, Suite 1000 Santa Monica, California 90401

FOR IMMEDIATE RELEASE

Stuart McElhinney, Vice President – Investor Relations 310.255.7751 smcelhinney@douglasemmett.com

Mr. Ray Leonard & Ms. Shirley Wang
Elected as Directors of Douglas Emmett

SANTA MONICA, California – April 1, 2022 – Douglas Emmett, Inc. (NYSE:DEI), a real estate investment trust (REIT), today announced that Mr. Ray Leonard and Ms. Shirley Wang have been elected to its Board of Directors.
Mr. Leonard is a legendary boxer, philanthropist, bestselling author, television personality, and ringside commentator. Since 2013 he has served as President of the Sugar Ray Leonard Foundation which is committed to funding pediatric diabetes research and helping children live healthier lives. As a prominent and respected figure, Mr. Leonard has done commercial endorsements for numerous companies and appeared in numerous television shows and movies. For over 20 years, he has also been in demand as a motivational speaker. His boxing career includes an Olympic Gold Medal in 1976, six world titles in five weight classes and induction into the International Boxing Hall of Fame.
Ms. Wang is the founder of Plastpro Inc., a fiberglass door manufacturing company, and has served as its Chief Executive Officer since 1994. Prior to her career as an entrepreneur, Ms. Wang held executive and sales positions at Citicorp and J. Walter Thompson Advertising. Ms. Wang is on the board of Preferred Bank, a NASDAQ listed corporate bank and serves as a trustee on the Columbia University Board of Trustees. Ms. Wang holds a bachelor's degree from the University of California Los Angeles and a Masters of Business Administration from Columbia University.

About Douglas Emmett, Inc.
Douglas Emmett, Inc. (DEI) is a fully integrated, self-administered and self-managed real estate investment trust (REIT), and one of the largest owners and operators of high-quality office and multifamily properties located in the premier coastal submarkets of Los Angeles and Honolulu.  Douglas Emmett focuses on owning and acquiring a substantial share of top-tier office properties and premier multifamily communities in neighborhoods that possess significant supply constraints, high-end executive housing and key lifestyle amenities.  For more information about Douglas Emmett, please visit our website at www.douglasemmett.com.

Safe Harbor Statement
Except for the historical facts, the statements in this press release regarding Douglas Emmett’s business activities are forward-looking statements based on the beliefs of, assumptions made by, and information currently available to us about known and unknown risks, trends, uncertainties and factors that are beyond our control or ability to predict. Although we believe that our assumptions are reasonable, they are not guarantees of future performance and some will inevitably prove to be incorrect. As a result, our actual future results can be expected to differ from our expectations, and those differences may be material. Accordingly, investors should use caution in relying on forward-looking statements to anticipate future results or trends. For a discussion of some of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission.